EXHIBIT 99.1


CERTAIN FACTORS THAT MAY AFFECT FUTURE RESULTS

The following important factors, among others, could cause actual results to differ materially from those indicated by forward-looking statements made in this Annual Report and presented elsewhere by management from time to time.

COMPETITION. Competition is intense in the markets in which the Company sells its products. The Company competes with a large number of other companies, both domestic and foreign, several of which have diversified products lines, well-known brands and financial, distribution and marketing resources substantially greater than those of the Company. The principal competitors for the Company's Saucony products are Nike, New Balance and ASICS. The principal competitors for the Company's Hind products are Nike, Pearl Izumi and Speedo. The principal competitors for the Company's Quintana Roo and Merlin products are Cannondale and Trek.

DEPENDENCE ON FOREIGN SUPPLIERS. A number of manufacturers located in the Far East, primarily in China, Taiwan and Thailand, supply products and product components to the Company. During fiscal 1997, one of such suppliers, located in China, accounted for approximately 41% of the Company's total purchases by dollar volume. The Company is subject to the usual risks of a business involving foreign suppliers, such as currency fluctuations, government regulation of fund transfers, export and import duties, trade limitations imposed by the United States or foreign governments and political and labor instability. In particular, there are a number of trade-related and other issues creating significant friction between the governments of the United States and China, and the imposition of punitive import duties on certain categories of Chinese products has been threatened in the past and may be implemented in the future. In addition, the Company has no long-term manufacturing agreements with its foreign suppliers and competes with other athletic shoe and recreational product companies, including companies that are much larger than the Company, for access to production facilities.

FOREIGN CURRENCY EXCHANGE. From time to time, the Company's financial results have been adversely affected by the fluctuations in currency exchange rates. There can be no assurance that the Company's efforts to reduce currency exchange losses will be successful or that currency exchange rates will not have an adverse impact on the Company's future operating results and financial condition.

POTENTIAL FLUCTUATIONS IN QUARTERLY RESULTS. The Company's quarterly operating results may vary significantly depending on a number of factors, including the timing and shipment of individual orders, market acceptance of new athletic footwear and other products offered by the Company, changes in the Company's operating expenses, personnel changes, mix of products sold, changes in product pricing and general economic conditions. In addition, a substantial portion of the Company's revenue is realized during the last few weeks of each quarter; therefore, any delays in orders or shipments are more likely to result in revenue not being recognized until the following quarter, which could adversely impact the results of operations for that quarter. The Company's current expense levels are based in part on its expectations of future revenue and, as a result, net income for a given period could be disproportionately affected by any reduction in revenue. It is possible that in some future quarter the Company's revenue or operating results will be below the expectations of stock market securities analysts and investors; if that were to occur, the market price of the Common Stock could be materially adversely affected.

MANAGEMENT OF GROWTH. One element of the Company's business strategy is to seek acquisitions of businesses and products that are complementary to those of the Company. There can be no assurance that the Company will be able to effect any acquisitions, operate any such acquired businesses profitably or otherwise implement its growth strategy successfully. In addition, identifying and effecting acquisitions and integrating the acquired businesses with the operations of the Company may place significant demands upon the current management team and operational systems of the Company. In order to effect acquisitions of a certain size, the Company may require additional capital, which the Company may obtain through additional borrowings under its credit facility or otherwise.

DEPENDENCE ON CONSUMER PREFERENCES. The Company is susceptible to fluctuations in its business based upon fashion trends and frequently changing consumer style preferences and product demands, including levels of enthusiasm for athletic activities. The Company believes that its success depends in substantial part on its ability to anticipate, gauge and respond to changing consumer demands and fashion trends in a timely manner.
Moreover, the Company could be materially adversely affected by conditions in the retail industry in general, including consolidation and the resulting decline in the number of retailers and other cyclical economic factors.

DISCRETIONARY CONSUMER SPENDING. Purchases of bicycles, particularly high-performance models such as those offered by the Company, and the Company's other products are discretionary for consumers. The success of the Company is influenced by a number of economic factors affecting disposable consumer income, such as employment levels, business conditions, interest rates and taxation rates. Adverse changes in these economic factors may restrict consumer spending, thereby negatively affecting the Company's growth and profitability.

ADVERTISING AND MARKETING PROGRAMS. The Company's success in the markets in which it competes depends in part upon the effectiveness of advertising and marketing programs of the Company. In particular, the Company must periodically design and successfully execute new and effective advertising and marketing programs.

DEPENDENCE ON MAJOR CUSTOMERS. Although the Company had no customer that accounted for ten percent or more of the Company's consolidated revenue during 1997, the Company's business is susceptible to the loss of certain key customers of the Company's product lines, such as Foot Locker for the Company's Saucony products.